5310 Maryland Way
Brentwood, TN 37027
United States Of America

April 5, 2018

Via Hand Delivery

W. Michael Madden

Dear Mike:

You previously entered into an Employment Agreement with Kirkland’s, Inc. (the “Company”) dated June 1, 2016 (the “Employment Agreement”). To reflect your transition from Chief Executive Officer of the Company to employee-advisor to the Board of Directors (the “Board”) and your resignation from employment with the Company on June 30, 2018 (the “Termination Date”), this letter (this “Letter Agreement”) supplements and modifies the Employment Agreement.

1.You and the Company hereby agree that, effective at the close of business on the date hereof (a) you will cease to serve as the President and Chief Executive Officer of the Company, (b) you hereby resign as a member of the Board, and (c) you will assume the role of employee-advisor to the Board. As an employee-advisor to the Board, you will support the Company’s leadership transition and perform such other duties as the Board or the acting CEO reasonably requests, including without limitation, using your best efforts to conclude, by May 31, 2018, the negotiations for the lease of the Smith Lane distribution center in Jackson, TN, assisting in investor relations strategy and communications, and assisting on certain personnel and other matters.

2.Your employment with the Company as an employee-advisor, and your service as an officer or director of any subsidiary of the Company, will cease automatically at the close of business on the Termination Date. Until that time, provided that you continue in employment, your compensation and benefits from the Company will continue without change and you will remain subject to applicable Company’s policies.

3.The Company will treat the cessation of your employment on the Termination Date as a termination entitling you to the salary continuation benefits described in Section 8(b) of the Employment Agreement (as revised pursuant to Section 4 below), subject to your execution and non-revocation of the release attached hereto as Exhibit A following the Termination Date, which release replaces the form attached to the Employment Agreement as Exhibit B.

4.In addition, if you execute this Letter Agreement, the Company and you agree that:

A.    The Company will not terminate your employment prior to the Termination Date;

B.    Section 8(b) of your Employment Agreement shall be amended to read in its entirety as follows:

“Company Terminates Executive Without Cause or Executive Resigns For Good Reason. If the Company terminates Executive’s employment without Cause or if Executive resigns for Good Reason, the Company shall, subject to Section 8(e) below, pay the Executive one and three quarters (1 3/4) times Executive’s Base Salary for the year in which such termination shall occur in twenty-one substantially equal monthly installments.”

C.    Section 8(d) of your Employment Agreement shall be amended to read in its entirety as follows:

“Notwithstanding any provision of this Agreement to the contrary, Executive and the Company agree that the Restrictive Non-Competition Period shall continue until March 31, 2020.”

D.    Section 1(k) of your Employment Agreement shall be amended to read in its entirety as follows:

“‘Restricted Non-Competition Period’ means the period of time continuing until March 31, 2020.”

E.    subject to your execution and non-revocation of the Release attached hereto as Exhibit A following the Termination Date, if you timely elect COBRA continuation of your group health coverage, the Company shall pay the applicable premium for such COBRA continuation coverage until such time as the continued coverage terminates or expires in accordance with COBRA.

5.In consideration for the Company’s agreements in Section 4, above, you hereby fully and forever release and discharge the Company (including, for purposes of this Section 5, all predecessors and successors, subsidiaries, affiliates, assigns, officers, directors, trustees, employees, agents and attorneys, past and present) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising out of your employment by the Company, the change in your position or the termination of your employment, including, but not limited to, any claims for relief or causes of action under any federal, state or local statute, ordinance or regulation regarding discrimination, harassment or retaliation (including but not limited to Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Americans with Disabilities Act, as amended, the Age Discrimination in Employment Act, the Tennessee Human Rights Act and the Tennessee Disability Act), any claim for lost wages or benefits, any whistleblower or federal or state False Claims Act claims, any claims, demands or actions based upon alleged wrongful or constructive discharge, tort or breach of contract under any state or federal law, and any claims for attorneys’ fees and costs. The foregoing will not be deemed to release your right (a) to enforce this Letter Agreement, (b) to enforce Section 8(b) of the Employment Agreement, or (c) for indemnification under the Company’s By-Laws, under applicable law, under any indemnification agreement between the Company and you or under any similar arrangement.

6.This Letter Agreement, together with the Employment Agreement (as modified and supplemented hereby), constitutes our entire agreement and understanding regarding the matters discussed herein and merges and supersedes all prior discussions, understandings and agreements with respect to those matters.

7.This Letter Agreement may be executed in separate counterparts (including by facsimile or other electronic means), each of which will be deemed to be an original and all of which taken together will constitute one and the same instrument.

To acknowledge your agreement with the foregoing, please sign and return to me the enclosed copy of this letter, which will then constitute our legally binding agreement.

Sincerely,

Kirkland’s, Inc.

By:    /s/ Michael Cairnes
Title:    Acting Chief Executive Officer

I hereby agree to the terms and conditions of Letter Agreement (including the release set forth above in Section 5) on April 5, 2018:

/s/ W. Michael Madden
W. Michael Madden

EXHIBIT A
RELEASE AND NON-DISPARAGEMENT AGREEMENT
THIS RELEASE AND NON-DISPARAGEMENT AGREEMENT (the “Release”) is made on July ___, 2018 by and between W. MICHAEL MADDEN (“Executive”) and KIRKLAND’S, INC. (the “Company”).

WHEREAS, Executive’s employment by the Company terminated on June 30, 2018 (the “Termination Date”); and

WHEREAS, in connection with that termination and pursuant to Section 8(b) of the Employment Agreement by and between the Company and Executive dated as of June 1, 2016 (the “Employment Agreement”) and Section 4.B of that certain Letter Agreement between the Company and Executive dated April 5, 2018 (the “Letter Agreement”), the Company has agreed to make certain payments to or on behalf of Executive, subject to the execution of this Release.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1.Resignation. Executive hereby confirms the cessation of his employment with the Company and his resignation from his service as an officer and/or director of any subsidiary or Affiliate of the Company, effective as of the Termination Date.

SECTION 2.Acknowledgements. Executive acknowledges that: (a) the payments described in Section 8(b) of the Employment Agreement constitute full settlement of all Executive’s rights under the Employment Agreement, (b) the payments described in Section 4.B of the Letter Agreement constitute full settlement of all Executive’s rights under the Letter Agreement, (c) Executive has no entitlement under any other severance or similar arrangement maintained by the Company, and (d) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to Executive. Executive further acknowledges that, in the absence of Executive’s execution of this Release, Executive would not otherwise be entitled to the payments described in Section 8(b) of the Employment Agreement or Section 4.B of the Letter Agreement.

SECTION 3.Release and Covenant Not to Sue.

(a)Release. Executive hereby fully and forever releases and discharges Company (including, for purposes of this Section 3, all predecessors and successors, subsidiaries, Affiliates, assigns, officers, directors, trustees, employees, agents and attorneys, past and present) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising out of Executive’s employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action including, but not limited to, any claims for relief or causes of action under any federal, state or local statute, ordinance or regulation regarding discrimination, harassment or retaliation (including but not limited to Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Americans with Disabilities Act, as amended, the Age Discrimination in Employment Act, the Tennessee Human Rights Act and the Tennessee Disability Act), any claim for lost wages or benefits, any whistleblower or federal or state False Claims Act claims, any claims, demands or actions based upon alleged wrongful or constructive discharge, tort or breach of contract under any state or federal law, and any claims for attorneys’ fees and costs.

(b)Covenant Not to Sue. Executive expressly represents that Executive has not filed a lawsuit or initiated any other administrative proceeding against the Company and that Executive has not assigned any claim against the Company to any other person or entity. Executive further promises not to initiate a lawsuit or to bring any other claim against the Company arising out of or in any way relating to Executive’s employment by the Company or the termination of that employment.

(c)Communications with Government Agencies. This Release will not prevent Executive from filing an administrative charge or complaint, or otherwise communicating with or participating in an investigation by the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, any agency Inspector General, or any other federal, state, or local agency governing employee rights. Nothing in this Agreement shall be construed to limit any disclosure to any such governmental officials or agencies or making disclosures that are protected under the whistleblower provisions of federal law or regulation. However, by signing this Agreement, Executive waives his right to recover any damages or other relief in any claim or suit brought by him, or by or through the EEOC, or other federal, state, or local agency on his behalf, against any of the released parties under any federal, state, or local law, except where prohibited by law. This Agreement does not limit Executive’s right to receive an award for information provided to any government agency.

(d)Claims Not Released. The foregoing will not be deemed to release the Company from claims solely (i) to enforce this Release, (ii) to enforce Section 8(b) of the Employment Agreement, as revised pursuant to Section 4.B of the Letter Agreement, or (iii) for indemnification under the Company’s By-Laws, under applicable law, under any indemnification agreement between the Company and Executive or under any similar arrangement.

SECTION 4.Non-Competition and Confidentiality Obligations. Executive acknowledges that the Restrictive Covenants (as defined in the Employment Agreement) survive the termination of Executive’s employment. Executive affirms that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company, that Executive received adequate consideration in exchange for agreeing to those restrictions, and that Executive will abide by those restrictions.

SECTION 5.Non-Disparagement. Executive will not disparage Company or any of its directors, officers, agents or employees or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of Company or any of its directors, officers, agents or employees.

SECTION 6.Cooperation. Executive further agrees to cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) that relates to matters with which Executive was involved during Executive’s employment with Company. Executive shall render such cooperation in a timely manner on reasonable notice from the Company. The Company will (a) reimburse reasonable expenses incurred by Executive in the course of fulfilling Executive’s obligations under this paragraph and (b) will exercise commercial reasonable efforts to schedule the time for Executive’s cooperation so as to avoid interfering with Executive’s other personal and professional obligations.

SECTION 7.Rescission Right. Executive expressly acknowledges and recites that (a) Executive has read and understands this Release in its entirety, (b) Executive has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) Executive has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) Executive was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; and (e) Executive is provided seven (7) calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void. Executive may revoke this Release during those seven (7) days by providing written notice of revocation to the Company, care of its Vice President- Human Resources.

SECTION 8.Miscellaneous.

(a)No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to Executive. There have been no such violations, and the Company specifically denies any such violations.

(b)No Reinstatement. Executive agrees to not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.

(c)Successors and Assigns. This Release will inure to the benefit of and be binding upon the Company and Executive and their respective successors, executors, administrators, heirs and (in the case of the Company) permitted assigns. The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise. Executive may not make any assignment of this Release or any interest herein.

(d)Severability. The provisions of this Release are severable. If any provision or the scope of any provision is found to be unenforceable or is modified by a court of competent jurisdiction, the other provisions or the affected provisions as so modified shall remain fully valid and enforceable.

(e)Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating subject matter hereof. This Release may not be changed or modified, except by a Release in writing signed by each of the parties hereto.

(f)Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the State of Tennessee, without regard to the application of the principles of conflicts of laws.

(g)Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and Executive has executed this Release, in each case as of the date first above written.

KIRKLAND’S INC.
By:
Title:
W. MICHAEL MADDEN

By: